Exhibit 10.27

Seventh Amendment to

the Aon Deferred

Compensation Plan

As Amended and Restated Effective as of November 1, 2002

WHEREAS, Aon Corporation (the “Company”) currently maintains the Aon Deferred Compensation Plan (the “Plan”).

WHEREAS, the Company’s Board of Directors desires to amend the Plan pursuant to the authority to do so under Section 6.04 of the Plan to provide for the limited exception to the timing of deferrals under the Plan as permitted by Internal Revenue Service Notice 2005-1, Q&A-21.

NOW, THEREFORE, the Plan, as set forth, is amended, effective as of January 1, 2005, by adding the following new sentence immediately after the third sentence of Section 3.01 of the Plan as a part thereof:

“Subject to the percentage limit that was described in the preceding sentence, each Employee eligible to participate in the Plan shall be entitled to make an election on or before March 15, 2005 to defer receipt of Compensation or Bonus which (i) relates all or in part to services performed on or before December 31, 2005 and (ii) would be subject to Internal Revenue Code Section 409A upon deferral; provided, such Compensation or Bonus has not been paid, or become payable, at the time such deferral election is made.”

IN WITNESS WHEREOF, the Company has caused this Seventh Amendment to be adopted and to be effective as set forth above.